                                                                     EXHIBIT 12

                        AMERICAN DENTAL PARTNERS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                               YEARS ENDED        SIX MONTHS
                                               DECEMBER 31,     ENDED JUNE 30,
                                              ----------------- ---------------
                                               1996       1997   1997    1998
                                              -------    ------ ---------------
EARNINGS:
Earnings (loss) before income taxes.......... $(2,443)   $1,194 $  390 $  2,143
Add: Fixed charges...........................      44       865    247      811
                                              -------    ------ ------ --------
Earnings (loss) before income taxes, as
 adjusted.................................... $(2,399)   $2,059 $  637 $  2,954
                                              =======    ====== ====== ========
FIXED CHARGES:
Interest expense, including amortization of
 debt expenses............................... $    18    $  674 $  154 $    712
Estimated interest factor of non-reimbursed
 rental expense (approximately 1/3 of non-
 reimbursed rental expense)..................      26       191     93       99
                                              -------    ------ ------ --------
Total fixed charges.......................... $    44    $  865 $  247 $    811
                                              =======    ====== ====== ========
Ratio of earnings to fixed charges...........     N/A(1)    2.4    2.6      3.6
                                              =======    ====== ====== ========

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(1) Earnings before income taxes plus fixed charges were insufficient to cover fixed charges for the year ended December 31, 1996 by $2,399,000.